Exhibit 99.77(c)


                              Form N-SAR, Item 77
                              for ING SERIES FUND
                               (the "Registrant")
                                  on behalf of

                  (each a "Fund" and collectively the "Funds")


ITEM 77C - Matters Submitted to a Vote of Security Holders
On June 28, 2012 a Special Meeting of Shareholders of ING Index Plus Large Cap Fund, a series of ING Series Fund, Inc. was held at which the shareholders were asked to approve: (1) To approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") by and between ING Index Plus LargeCap Fund ("Index Plus LargeCap Fund") and ING Corporate Leaders 100 Fund ("Corporate Leaders 100 Fund"), providing for the reorganization of Index Plus LargeCap Fund with and into Corporate Leaders 100 Fund (the "Reorganization"); and (2) to transact such other business, not currently contemplated, that may properly come before the Special Meeting, or any adjournment(s) or postponement(s) thereof, in the discretion of the proxies or their substitutes. The Proposal did not pass at the June 28, 2012 Special Meeting and the Special Meeting was adjourned to July 13, 2012 where the proposal passed.

                                            Shares voted
                             Share voted     against or      Shares      Total Shares
                 Proposal        for          withheld      abstained        Voted
                 --------        ---          --------      ---------        -----
ING Index Plus      1       8,380,857.398    429,269.309   736,024.439   9,546,151.146
LargeCap Fund